EXHIBIT 99.1

Integrated Freight Corporation Begins Trading
Under Stock Symbol IFCR Instead of PGRA

Sarasota, Florida – September 3, 2010 – Integrated Freight Corporation (OTCBB:IFCR) announced that effective Tuesday, September 7, the company’s stock will begin trading with the symbol “IFCR.”  This change is being announced in FINRA’s Daily List for September 3, effective September 7.  To the close of business today, Friday, September 3, the company’s stock will trade under the symbol (OTCBB:PGRA).

Effective August 18, 2010, the company’s name was changed to Integrated Freight Corporation from PlanGraphics, Inc. and its state of incorporation was moved to Florida with stockholder approval, as previously announced.

The symbol change to IFCR is concurrent with the effective date of a reverse stock split, approved by stockholders, which is also being announced in FINRA’s Daily List for September 3 and is effective at the open of business on Tuesday, September 7.  In the reverse stock split, one new share will replace each 244.8598 shares.  Stockholders who end up with only less than one whole share will be paid cash in an amount equal to $0.0035 times each presplit share they owned.  This action is expected to reduce the company’s registered stockholders by about 1,500 small holders and an unknown number of street name holders whose positions represent an $0.86 or less investment in the company at the cash-out price.  Other fractional shares will be rounded up to the next whole share.

Paul Henley, CEO of Integrated Freight, remarked, “We are excited to finally begin trading under a symbol that reflects our industry and the name under which we were originally founded.  The reverse split cleans up our capital structure, and enables us to issue the shares we are obligated to issue in the December merger of PlanGraphics with the original Integrated Freight and shares we have subsequently become obligated to issue.  With an easily understood capital structure, we believe that we will have greater opportunities for acquisitions and funding.  Using the latest in technology to track trucks and driver performance and economies of scale, we plan to build a national trucking company that is very profitable, a good place to work and that provides exceptional shareholder value.”

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings, subject to the safe-harbor provisions for forward-looking statements provided in the Securities Exchange Act and the regulations thereunder.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

Investor Relations Contact:
The Eversull Group, Inc.
Jack Eversull, President
972-571-1624    (fax) 214-469-2361
jack@theeversullgroup.com